Exhibit A(9)(a)

DELAWARE FUNDS BY MACQUARIE RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of January 19, 2022, between Advisors Disciplined Trust (the “Trust”) on behalf of each of its existing and future series that invests in an Acquired Fund in reliance on the Rule as such terms are defined below, severally and not jointly, (each, an “Acquiring Fund”), and each Acquired Fund listed on Schedule A, severally and not jointly (each an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.     Terms of Investment

(a)     In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as an open-end management investment company (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)     In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s registration statement, as amended from time to time, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind.

(ii)     Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 1% of the Acquired Mutual Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)     Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)     With respect to investments in Acquired Funds that operate as exchange-traded funds (“Acquired ETFs”), the Funds note that each Acquired ETF is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired ETFs can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired ETFs’ distributor to transact in shares of the Acquired ETFs. The Acquired ETFs also have policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired ETFs’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired ETFs on the secondary market rather than through direct creation and redemption transactions with the Acquired ETF. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired ETF should assist the Acquired ETF’s investment adviser with making the required findings under the Rule.

(c)     With respect to investments in Acquired Funds that operate as closed-end management investment companies (“Acquired CEFs”), the Funds note that Acquired CEFs do not permit daily redemptions, and that Acquired CEFs that permit periodic repurchases, such as interval funds that operate under Rule 23c-3 under the 1940 Act, would do so only under prescribed circumstances. In addition, in order to help reasonably address the risk of undue influence on Acquired CEFs, by an Acquiring Fund, each Acquiring Fund and each Acquired CEF agree as follows:

(i)     Upon a reasonable request by an Acquired CEF, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired CEF and the scale of its contemplated investments in the Acquired CEF;

(ii)     The Funds agree that the Acquiring Fund and its Advisory Group, as defined in Rule 12d1-4, may acquire only up to 10% of the outstanding shares of the Acquired CEF;

(iii)     During the term of this Agreement, the Acquiring Funds will (a) appear at all Acquired CEF shareholder meetings or otherwise cause Acquired CEF shares owned by the Acquiring Funds to be counted as present thereat for purposes of calculating a quorum and (b) vote or cause to be voted at all Acquired CEF shareholder meetings all Acquired CEF securities owned or held by the Acquiring Funds as of the record date of the such meetings in the same proportion as the vote of all other holders of such securities; and

(iv)     During the term of this Agreement, no Acquiring Fund will effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, offer, engage in or propose (whether publicly or otherwise) or participate in, any “solicitation” of “proxies” with respect to the Acquired CEFs or propose any matter for submission to a vote of shareholders of any Acquired CEF. Additionally, no Acquiring Fund will knowingly sell shares of any Acquired CEF to any investor which the Acquiring Funds know or reasonably should know to be engaged in acquiring or holding the securities of publicly traded companies with a purpose or effect of changing or influencing control of such companies, or in connection with or as a participant in any transactions having that purpose or effect. For the avoidance of doubt, an Acquiring Fund shall not be deemed to knowingly sell shares of any Acquired CEF to a particular investor when the Acquiring Fund sells Acquired CEF shares through a broker-dealer or other intermediary for execution on or through a national securities exchange.

(d)     In order to assist the Acquiring Fund’s principal underwriter or depositor with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.     Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.     Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.     [Miscellaneous.]

5.     Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund: Advisors Disciplined Trust c/o Advisors Asset Management, Inc. 8100 East 22nd Street N., Bldg. 800, Ste. 102 Wichita, KS 67226 Email: aam-uitsponsorsolutions@aamlive.com	If to the Acquired Fund: David F. Connor (General Counsel) c/o Macquarie Asset Management 100 Independence, 610 Market Street Philadelphia, PA 19106 Email: David.Connor@macguarie.com
With a copy to: Advisors Asset Management, Inc. Attn: Legal Dept. 18925 Base Camp Road Monument, CO 80132	With a copy to: Jennifer M. Shields c/o Macquarie Asset Management Attn: Legal Dept. 100 Independence, 610 Market Street Philadelphia, PA 19106 Email: Jennifer.Shields@macguarie.com

6.     Term and Termination; Assignment; Amendment

(a)     This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)     This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c)     This Agreement may not be assigned by either party without the prior written consent of the other.

(d)     This Agreement shall automatically terminate with respect to a particular Acquiring Fund upon the termination of such Acquiring Fund. Such termination of the Agreement on behalf of the respective Acquiring Fund shall not terminate this Agreement with respect to other Acquiring Funds and Acquired Funds that are parties hereto.

(e)     This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party.

(f)     In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(g)     In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

(h)     The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(i)     This Agreement shall be construed on behalf of an Acquired Fund in accordance with the laws of the State of organization of such Acquired Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Acquired Fund

Delaware Enhanced Global Dividend and Income Fund

Delaware Ivy High Income Opportunities Fund

David F. Connor

General Counsel

David F. Connor

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/S/ DAVID F. CONNOR

Signature

Advisors Disciplined Trust on behalf of each of its existing and future series

By: Advisors Asset Management, Inc., on behalf of Acquiring Funds

Alex R. Meitzner

Name of Authorized Signer

Title: Senior Vice President

Alex R. Meitzner

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/S/ ALEX R. MEITZNER

Signature

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquired Funds

Delaware Enhanced Global Dividend and Income Fund

Delaware Ivy High Income Opportunities Fund

Acquiring Funds

Existing and future series of Advisors Disciplined Trust